Exhibit 99

n e w s r e l e a s e

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559
Richard W. Gochnauer
Chief Executive Officer
or
Victoria J. Reich
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS ANNOUNCES CFO TRANSITION IN 2011

DEERFIELD, Ill., November 12, 2010 — United Stationers Inc. today announced that Victoria J. Reich, senior vice president and chief financial officer, has decided to leave the company by the end of 2011. Ms. Reich will remain in her role to participate in the identification and recruitment of her successor and continue with her day-to-day responsibilities until the transition is complete.

“United Stationers is well-positioned with clear strategies for growth and value creation, and a capable team that is leading execution of those strategies,” said Reich. “I have immensely enjoyed the opportunity to be a part of the United Stationers management team.  Personal circumstances have led me to the decision to step down some time next year. During the coming year, I will continue supporting the strong momentum in the company’s strategic initiatives while ensuring an effective transition to my successor.”

Richard W. Gochnauer, chief executive officer, added, “Vicki has consistently provided strong financial and business leadership to United. We respect her personal decision to leave the company, and we appreciate her willingness to remain in her role until a smooth transition of her responsibilities to a successor has been completed.”

Crist/Kolder Associates has been retained to lead the search for the company’s next chief financial officer.

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2009 net sales of approximately $4.7 billion.  The company stocks approximately 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies.  A network of 64 distribution centers allows it to deliver these products to over 25,000 reseller customers.  This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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